Alpine 4 Holdings (ALPP) Announces Receipt of Nasdaq Notice of Additional Staff Determination

PHOENIX, AZ / ACCESSWIRE / On April 17, 2024, the Company received a notice (the “April Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as a result of not having filed in a timely manner the Company’s 2023 Annual Report on Form 10-K with the SEC, the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires timely filing of all required periodic financial reports with the SEC.

The April Notice stated that previously, the Nasdaq Staff had granted the Company an exception until May 13, 2024, to file its delinquent Form 10-Q for the period ended September 30, 2023 (the “Initial Delinquent Filing”). As a result, any additional Staff exception to allow the Company to regain compliance with all delinquent filings, will be limited to a maximum of 180 calendar days from the due date of the Initial Delinquent Filing, or May 13, 2023.

As a result of this additional delinquency, the Company must submit an update to its original plan to regain compliance with respect to the filing requirement. The Company is required to submit its plan to Nasdaq to outline the Company’s plans to file the Form 10-K for the period ending December 31, 2023, and indicate the progress the Company has made towards implementing the plan submitted in connection with the Initial Delinquent Filing.

The Company currently plans to file both the Form 10-Q and the 2023 10-K as soon as practicable and to submit a plan to Nasdaq detailing the Company’s plan to regain compliance with the Listing Rule.

There is no assurance that the Company will be able to file the Form 10-Q or the Form 10-K by any particular date or that Nasdaq will accept any plan that the Company may submit.

The April Notice has no immediate impact on the listing of the Company’s Common Stock, which will continue to be listed and traded on The Nasdaq Capital Market under the symbol “ALPP,” subject to the Company’s compliance with the requirements outlined above.

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding the timing of the filing of the Form 10-Q or Form 10-K, the submission of a plan to regain compliance with the applicable listing rules, and Nasdaq’s potential acceptance of such a plan. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this report. Factors that might cause these differences include, but are not limited to: the possibility of unanticipated delays that will prevent the filing of the Form 10-Q or Form 10-K within the allotted extension period, the risk that the work necessary to complete the Form 10-Q and Form 10-K will be greater than anticipated or may involve the resolution of additional issues identified during the review process, the potential inability to file a plan to regain compliance in a timely manner, the risk of potential additional violations of Listing Rule 5250(c)(1), the risk that the Company may not respond adequately to further inquiries from Nasdaq, and the risk that Nasdaq will not accept any plan to regain compliance and will delist the Company's Class A common stock. Other risk factors that may impact these forward-looking statements are discussed in more detail in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 11, 2023. Copies are available through the Company's Investor Relations department and website, alpine4.com. The Company expressly disclaims any obligation or intention to update these forward-looking statements to reflect new information and developments.

Contact: Investorrelations@alpine4.com

SOURCE: Alpine 4 Holdings, Inc.